Exhibit 99.1

NEWS RELEASE

Press contact: Bruce Frymire	Investor relations: Steve Pellizzer
Director, Corporate Communications	Chief Financial Officer
(650) 965-6042 or bfrymire@cybersource.com	(650) 965-6006 or stevep@cybersource.com

CyberSource Announces Third Quarter 2003 Financial Results

Total revenue surpasses guidance—transaction volumes, gross margins set records

MOUNTAIN VIEW, Calif. – October 15, 2003 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today reported financial results for its third quarter ended September 30, 2003. Total revenue was $6.9 million, $0.2 million higher than guidance. Transaction and support services revenue was $5.3 million for the quarter, consistent with the Company’s earlier guidance. Enterprise software revenue was $1.1 million, slightly higher than the Company’s guidance of $1.0 million, while professional services revenue was $0.5 million, also slightly higher than the Company’s guidance of $0.4 million. The Company processed a record 72.2 million transactions during the quarter, exceeding the 52.2 million processed in the same quarter of the prior year by 38%. Gross margin was also a record 67%, exceeding guidance of 64%. Gross margin for the same period of the prior year was 59%.

“Our strategy of providing eCommerce merchants with a single source for worldwide payment solutions is the foundation for these solid results,” said Bill McKiernan, CyberSource chairman and chief executive officer. “As Internet commerce grows larger and more complex, merchants are demanding more payment choices for consumers, and CyberSource is satisfying that need. Our customers are asking for new ways to capture and keep more revenue—our new products and services deliver that.”

Operating expenses for the third quarter of 2003 were $6.1 million compared to guidance of $6.2 million. Operating expenses include a $0.2 million restructuring charge due to a minor reduction in headcount in July. In addition, general and administrative expense includes the reversal of a legal accrual of approximately $0.3 million. Overall, the Company recorded a net loss of $1.4 million for the third quarter of 2003 compared to the Company’s previous guidance of a $1.9 million net loss. The net loss per share of $0.04 was also lower than guidance of a $0.06 net loss per share. This compares to a net loss of $2.0 million or $0.06 per share for the same period last year.

Business developments during the third quarter

Bank card volume. During the third quarter, CyberSource processed over $3.6 billion in transactions, an increase from $2.9 billion in the prior period.

Alliance with PayPal. CyberSource recently announced an alliance to offer PayPal as a payment option to its customers. Merchants are seeking to support new and emerging payment types to reach more customers via the Internet. This agreement provides a simple connection between CyberSource’s over 3,000 customers and PayPal’s 31 million subscribers. This is part of CyberSource’s larger strategy to provide a single source solution for online merchant payment. CyberSource is the first payment solutions provider to offer PayPal to its customers.

Alliance with First Data. In August, CyberSource announced a strategic relationship with First Data to deliver enhanced payment options for CyberSource merchants. A key component of that partnership is the Telecheck Internet Check Acceptance service from First Data which is now available to CyberSource merchants.

CyberSource Reconciliation Solution. Also in August, CyberSource announced its answer to a problem that continues to plague online merchants—the manual processing required to reconcile orders with receipts and to manage chargebacks and rejected payment requests. This customized offering is designed to eliminate up to 90% of the manual reconciliation processes online merchants typically experience.

Recurring Billing Service. On October 14, 2003, the Company announced a new recurring billing service that enables merchants to easily offer subscription billing to their customers. Subscription models can yield a higher lifetime value per customer, lower cost of sales, lower payment risk, more predictable revenue streams, and lower banking costs. The CyberSource solution includes unique payment technology (called Total Collect) that automatically fixes common subscription payment failures due to card expiration dates and temporary authorization issues.

Success in key verticals. The Company has experienced sales success in a number of vertical markets, including education, government and retail. CyberSource has over 60 educational institutions as customers, including Georgetown, Harvard University, UC Berkeley, UCLA, UC Santa Barbara, and Washington State University. The Company has over 40 government agencies among its customers and thousands of retail operations including newly-signed Barneys New York, Beach Camera, and Linksys.

Other new customers signed this quarter. CyberSource added over 400 new customers this quarter, including: AOL Web Properties, Briggs and Stratton Corporation, Burton Snowboards, Canon Business Solutions, California State University Northridge, Dean for America, Harvard Business School Alumni Relations, Iomega International, Metropolitan Community Colleges, and PalmGear.com.

Uptime and customer satisfaction. CyberSource system availability this quarter was 99.99%. This is the second consecutive quarter the Company has attained this high level of operational uptime.

Every month, the Company uses an independent third party to assess customer satisfaction with CyberSource. During the third quarter, 98% of customers surveyed said CyberSource met or exceeded their expectations. In September, 77% of those customers surveyed said the Company not only met expectations but exceeded expectations.

Public call/web cast details

CyberSource will host a public conference call to discuss the third quarter results and current business developments today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference can be accessed in either of the following ways:

Live conference call

888-542-8515 (U.S. and Canada), 706-634-2163 (International). The call’s ID number is: 3101292.

A taped replay of this call will be available until October 31, 2003. The dial-in numbers are 800-642-1687 (U.S.) 706-645-9291 (International). Call ID is as above.

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through October 31, 2003.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center/IVR, and point-of-sale environments and manage transaction risk associated with card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes enterprise-wide commerce transaction systems. Over 3,000 businesses use CyberSource solutions, including over half of the Dow Jones Industrial companies. The Company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding (1) the ability of Company’s products and services to deliver ways to enable its customers to capture and keep more revenue, and (2) feasibility of the Company’s larger strategy to provide a single source solution for online merchant payment. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in customer needs, new products and services offerings by the Company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 26, 2003, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

© 2003 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. All other brands and product names are trademarks or registered trademarks of their respective companies.

CyberSource Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Transaction and support	$5,321	$4,920	$15,600	$14,902
Enterprise software	1,103	988	3,022	3,017
Professional services	525	1,016	1,202	2,727

Total revenues	6,949	6,924	19,824	20,646
Cost of revenues:
Transaction and support	1,930	2,247	6,081	7,452
Enterprise software	128	134	389	385
Professional services	230	462	597	1,400

Total cost of revenues	2,288	2,843	7,067	9,237

Gross profit	4,661	4,081	12,757	11,409
Operating expenses:
Product development	1,929	1,990	5,792	6,263
Sales and marketing	2,754	2,779	8,787	10,218
General and administrative	1,195	1,461	3,883	4,464
Restructuring charge	240	122	145	122

Total operating expense	6,118	6,352	18,607	21,067

Loss from operations	(1,457)	(2,271)	(5,850)	(9,658)
Loss on investment in joint venture	(89)	—	(175)	(162)
Interest income, net	154	283	527	914

Net loss	$(1,392)	$(1,988)	$(5,498)	$(8,906)

Basic and diluted net loss per share	$(0.04)	$(0.06)	$(0.17)	$(0.27)

Weighted average number of shares used in computing basic and diluted net loss per share	32,873	32,888	32,787	32,947

CyberSource Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash, cash equivalents and short-term investments	$44,696	$49,275
Accounts receivable, net	4,477	4,066
Prepaid expenses and other current assets	2,447	1,950

Total current assets	51,620	55,291
Property and equipment, net	2,570	5,416
Other noncurrent assets	422	1,100

Total assets	$54,612	$61,807

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$258	$461
Other accrued liabilities	8,544	10,085
Deferred revenue	1,998	1,875
Current obligations under capital leases	—	18

Total current liabilities	10,800	12,439
Total stockholders’ equity	43,812	49,368

Total liabilities and stockholders’ equity	$54,612	$61,807